UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 9, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation udder an Off-Balance Sheet Arrangement.

On July 9, 2009, NutraCea received a letter from Wells Fargo Bank, N.A. (“Wells Fargo”) stating that NutraCea (i) has failed to provide audited annual and quarterly financial statements and (ii) allowed a non-permitted lien to be placed on the Monterosa Property (as defined below).  These events constitute an “Event of Default” under the Credit and Security Agreement, dated as of December 18, 2008 between NutraCea and Wells Fargo (the “Agreement”).  Based on these “Events of Default”, Wells Fargo has accelerated the entire principal balance due under the three separate credit facilities as described in NutraCea’s Current Report on Form 8-K filed on December 24, 2008.  NutraCea owes approximately $3.3 millon under the credit facilities, which includes principal and interest.  Due to the “Event of Default”, the interest rate will increase to 3.0% above the applicable interest rate for each credit facility.  In addition, Wells Fargo may exercise its right to setoff against NutraCea’s demand deposit account it has with Wells Fargo in order to partially satisfy the amounts due under the credit facilities.  The credit facilities are secured against property owned by NutraCea located at 4502 W. Monterosa Street, Phoenix, Arizona (the “Monterosa Property”).

NutraCea is currently in discussions with Wells Fargo on the terms of a waiver and forebearance agreement that would give NutraCea additional time to comply with the terms of the Agreement, although no final agreement has yet been reached.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 9, 2009, Olga Hernandez-Longan resigned as chief financial officer of NutraCea effective as of July 31, 2009.  NutraCea has commenced a search for a successor to Ms. Hernandez-Longan as chief financial officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: July 15, 2009	By:	/s/ James C. Lintzenich
James C. Lintzenich
Chief Executive Officer
(Duly Authorized Officer)